SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CHARMING SHOPPES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form Schedule or Registration Statement No.:

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(4)	Date Filed:

CHARMING SHOPPES, INC.
450 WINKS LANE
BENSALEM, PENNSYLVANIA 19020

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
JUNE 23, 2005

                 We are pleased to give you this notice of our 2005 Annual Meeting of Shareholders:

Time and Date:	10:00 a.m. on Thursday, June 23, 2005 (central time)

Place:	Catherines offices of Charming Shoppes, Inc. 3742 Lamar Avenue Memphis, TN 38118

Items of Business:	1. To elect two Class C Directors of Charming Shoppes. 2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

Record Date:	You are entitled to attend and vote at the Annual Meeting if you were a holder of record of Common Stock at the close of business on May 4, 2005.

Company Reports:	Our 2004 Review and our Annual Report on Form 10-K for our fiscal year ended January 29, 2005 are enclosed.

Proxy Materials:	A Proxy Statement, Proxy Card and postage-paid return envelope are also enclosed.

Proxy Voting:	If you are unable to attend in person, please fill out and return the enclosed Proxy Card so that your shares will be represented and voted at the Annual Meeting. An envelope with postage paid, if mailed in the United States, is provided for this purpose.

By Order of the Board of Directors

Colin D. Stern
Secretary
May 23, 2005

TABLE OF CONTENTS

ABOUT THE MEETING	5
What is the purpose of the Meeting?	5
Who is entitled to vote at the Meeting?	5
What are the voting rights of shareholders?	5
How do shareholders vote?	5
If a shareholder gives a proxy, how are the shares voted?	5
How are proxies changed or revoked?	6
How many shares are outstanding and what constitutes a quorum?	6
What vote is required to approve each item?	6
What are the Board’s recommendations?	6
Other Information	7
DIRECTORS STANDING FOR ELECTION	7
BIOGRAPHIES OF DIRECTORS	7
CORPORATE GOVERNANCE AT CHARMING SHOPPES	9
Board of Directors	9
Lead Independent Director	10
Stock Ownership Guidelines	10
Committees of the Board of Directors	10
Audit Committee	11
Compensation and Stock Option Committee	11
Corporate Governance and Nominating Committee	12
Finance Committee	12
Administration Committee	12
Director Nominations	12
Communications with Directors	13
Annual Meeting	13
Business Ethics and Standards of Conduct Policy	13
COMPENSATION OF DIRECTORS	14
MANAGEMENT COMPENSATION	15
Summary Compensation Table	15
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	17
Long-Term Incentive Plans — Awards in Last Fiscal Year	18
Employment, Change in Control and Severance Agreements	18
EQUITY COMPENSATION PLAN INFORMATION	22
REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION	23
Compensation Strategy	23
Base Salaries	24
Annual Incentive Program	25
Long-Term Incentive Program	25
Other Compensation	26
Management Stock Ownership Guidelines	27
Compensation of the Chief Executive Officer in Fiscal 2005	27
Deductibility of Compensation	28
STOCK PERFORMANCE CHART	30
PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP	30
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	32
RELATIONSHIP WITH AUDITORS	32

AUDIT COMMITTEE REPORT	32
AUDIT AND OTHER FEES	34
Audit and Other Fees for Past Two Fiscal Years	34
Audit and Permissible Non-Audit Services Pre-Approval Policies and Procedures	34
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	35
PROPOSALS FOR 2006 ANNUAL MEETING	35
COST OF SOLICITATION	35
HOUSEHOLDING	35
ADDITIONAL INFORMATION	36
APPENDIX A — DUTIES OF THE LEAD INDEPENDENT DIRECTOR	37
APPENDIX B — AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER	39

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CHARMING SHOPPES, INC.
450 WINKS LANE
BENSALEM, PENNSYLVANIA 19020

PROXY STATEMENT

                 We are providing these proxy materials in connection with the solicitation by the Board of Directors of Charming Shoppes, Inc. (“Charming Shoppes,” “we” or “us”), a Pennsylvania corporation, of proxies to be voted at our 2005 Annual Meeting of Shareholders and at any adjournment thereof.
              You are invited to attend our Annual Meeting of Shareholders (the “Meeting”) on Thursday, June 23, 2005, beginning at 10:00 a.m. central time. The Meeting will be held at the Catherines offices of the Company, 3742 Lamar Avenue, Memphis, Tennessee 38118.
              This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, proxy card, our 2004 Review and our Annual Report on Form 10-K for our fiscal year ended January 29, 2005 (“fiscal 2005”) are being mailed to shareholders entitled to vote at the Meeting starting May 23, 2005.
ABOUT THE MEETING
What is the purpose of the Meeting?
              At the Annual Meeting, holders of Charming Shoppes Common Stock will be asked to consider and act upon the following matters:

—	Election of two Class C Directors of Charming Shoppes; and

—	Such other business as may properly come before the Meeting or any adjournment thereof.
Who is entitled to vote at the Meeting?
              Only shareholders of record on May 4, 2005, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting.
What are the voting rights of shareholders?
              Each share of Common Stock is entitled to one vote. There is no cumulative voting.
How do shareholders vote?
              You may vote at the Meeting in person or by proxy.
If a shareholder gives a proxy, how are the shares voted?
              Proxies received by us before the Meeting will be voted at the Meeting in accordance with the instructions contained on the Proxy Card. The Proxy Card provides a means for you to direct how your shares will be voted.

              If you do not give voting instructions on your Proxy Card, your shares will be voted by the Proxy Committee of the Board of Directors (the “Proxy Committee”) on each matter in accordance with the recommendation of the Board of Directors or, if no recommendation is made by the Board, in the discretion of the Proxy Committee. Thus, for example, if you do not give instructions on your Proxy Card, and a nominee for Director withdraws before the election (which is not now anticipated), your shares will be voted by the Proxy Committee for any substitute nominee as may be nominated by the Board of Directors. The Proxy Committee consists of Dorrit J. Bern, Chairman of the Board of Directors, President and Chief Executive Officer, and Joseph L. Castle, II, a member of the Board of Directors.
              It is possible that matters other than those listed above may be brought before shareholders at the Meeting. If we were not aware of the matter a reasonable time before the mailing of this Proxy Statement, the Proxy Committee will vote your shares on the matter as recommended by the Board of Directors, or, if no recommendation is given, the Proxy Committee will vote your shares in their discretion. In any event, the Proxy Committee must comply with the rules of the Securities and Exchange Commission (“SEC”) when exercising proxies on a discretionary basis. At the date of this Proxy Statement, we had not received any notice regarding any other matter to come before the Meeting which was timely in accordance with our Bylaws.
How are proxies changed or revoked?
              You may change any vote by proxy or revoke a proxy before the proxy is exercised by filing with the Secretary of Charming Shoppes either a notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Attendance at the Meeting will not by itself constitute revocation of a proxy.
How many shares are outstanding and what constitutes a quorum?
              At the close of business on May 4, 2005, the record date for the Meeting, 119,811,360 shares of Common Stock were outstanding. Shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast must be present at the Meeting in person or by proxy to constitute a quorum for the transaction of business. Withheld votes and shares voted as “abstentions” or subject to broker non-votes still count for purposes of determining whether a quorum is present.
What vote is required to approve each item?
              The two nominees for election as Directors who receive the greatest number of votes will be elected Directors. Approval of any other matter that comes before the Meeting will require the affirmative vote of a majority of the votes cast on the matter. Withheld votes, abstentions and broker non-votes will not be taken into account and will have no effect on the outcome of the election of Directors or the approval of other matters that may come before the Meeting.
              A broker non-vote occurs if a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item.
What are the Board’s recommendations?
              The Board recommends that you vote FOR the election of the two nominees proposed for election as Directors.

Other Information
              Copies of Charming Shoppes’ Annual Report on Form 10-K for fiscal 2005 and our 2004 Review accompany this Proxy Statement. No material contained in the Annual Report or the 2004 Review is to be considered a part of the proxy solicitation material.
              Our mailing address is Charming Shoppes, Inc., 450 Winks Lane, Bensalem, Pennsylvania 19020. Our corporate website address is www.charmingshoppes.com. The contents of our website are not incorporated by reference into this Proxy Statement.
DIRECTORS STANDING FOR ELECTION
              Our Restated Articles of Incorporation provide for a classified Board of Directors, consisting of three classes of Directors with overlapping three-year terms. One class of Directors is to be elected each year, with a term extending to the third succeeding Annual Meeting and until the Directors’ successors have been duly elected and qualified. The terms of the three Class C Directors, Dorrit J. Bern, Alan Rosskamm and Kenneth S. Olshan, are scheduled to expire as of the date of the Meeting. At the Meeting, Ms. Bern and Mr. Rosskamm will be nominated for reelection as Class C Directors for additional three-year terms and until their successors shall have been duly elected and qualified. Mr. Olshan will not be standing for reelection as he has reached the mandatory retirement age.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE NOMINEES FOR ELECTION AS DIRECTORS.
BIOGRAPHIES OF DIRECTORS
The following Class C Directors will be nominated for reelection to terms scheduled to end in 2008:

DORRIT J. BERN	Director Since 1995
Ms. Bern, 55, has been our President and Chief Executive Officer since August 23, 1995 when she joined Charming Shoppes. She also served as Vice Chairman of the Board from August 23, 1995 until January 30, 1997 when she was elected Chairman of the Board. Before joining us, Ms. Bern was employed by Sears, Roebuck & Co., beginning in 1987 during which period she held various merchandising positions culminating with her appointment as Group Vice President of Women’s Apparel and Home Fashions in December 1993. Before joining Sears, Roebuck & Co., Ms. Bern held merchandising positions at other prominent retailers. Ms. Bern is also a Director of Southern Company.

ALAN ROSSKAMM	Director Since 1992
Mr. Rosskamm, 55, has been Chairman of the Board of Directors of Jo-Ann Stores, Inc. (“Jo-Ann”) since July 1992 and has been the Chief Executive Officer and a Director of Jo-Ann for more than five years. Jo-Ann sells a wide variety of fashion and decorator fabrics, notions, patterns, crafts, floral and seasonal merchandise at its Jo-Ann Fabrics and Crafts stores and its Jo-Ann superstores.
The following Class A Directors are continuing in office, with terms scheduled to end in 2006:

WILLIAM O. ALBERTINI	Director Since 2003
Mr. Albertini, 61, retired in 1999 as Executive Vice President and Chief Financial Officer of Bell Atlantic Global Wireless, Inc., a provider of wireless communication services. Before joining that company, from 1995 to 1997 he served as Executive Vice President and Chief Financial Officer of Bell Atlantic Corporation, and also as a Director of Bell Atlantic. Mr. Albertini is a Director of BlackRock, Inc., Triumph Group, Inc. and Airgas, Inc.

CHARLES T. HOPKINS	Director Since 1999
Mr. Hopkins, 62, was associated with the public accounting firm of KPMG LLP from 1966 until 1999. During his term at KPMG LLP, Mr. Hopkins served as an audit partner and a SEC reviewing partner. From 1993 until 1998, Mr. Hopkins was managing partner of KPMG’s Philadelphia Business Unit.

YVONNE M. CURL	Director Since 2004
Ms. Curl, 50, was the Chief Marketing Officer of Avaya, Inc. (“Avaya”) from October 2000 through April 2004. In that capacity, she was responsible for the strategic and operational management of Avaya’s global marketing organization. Avaya provides voice, converged voice and data customer relationship management, messaging, multi-service networking and structured cabling products and services to its customers. Before joining Avaya, Ms. Curl was employed by Xerox Corporation beginning in 1976 during which period she held positions in sales, marketing and field operations culminating with her appointment as Corporate Vice President, Senior Vice President and General Manager, Public Sector, Worldwide in January 1999. In that capacity, she was responsible for developing strategic and tactical market plans for the provision of document solutions and services to the public sector worldwide. Ms. Curl is a Director of Nationwide Mutual Insurance Company and HealthSouth Corporation.
The following Class B Directors are continuing in office, with terms scheduled to end in 2007:

JOSEPH L. CASTLE, II	Director Since 1990
Mr. Castle, 72, was Chairman of our Board of Directors for the period March 21, 1996 through January 30, 1997. He has served as Chairman of the Board of Castle Energy Corporation (“CEC”) since December 1993. He has also served as President, Chief Executive Officer and a Director of CEC since December 1985 and was President and Chairman of the Board of Directors of its predecessor (which merged with a subsidiary of CEC in December 1985) from February 1981 through December 1985. Mr. Castle is a Director of Comcast Corporation and Delta Petroleum Corporation and also serves as Chairman of the Board of Trustees of the Diet Drug Products Liability (“Fen-Phen”) Settlement Trust. In addition, Mr. Castle also serves as Chairman of the Board of Trustees of the Franklin Institute, Arcadia University and Chestnut Hill Academy.

PAMELA S. LEWIS	Director Since 1998
Dr. Lewis, 48, has been the President of Queens University of Charlotte since July 2002. Dr. Lewis was the Dean of the McColl School of Business, Queens University of Charlotte from June 2000 until March 2001 when she was appointed Chief Operating Officer of that institution. From June 1997 to June 2000, she served as Professor of Management and Dean of the Bennett S. LeBow College of Business at Drexel University. From 1992 to 1997, Dr. Lewis served as Chairman of the Department of Management at the University of Central Florida. Her professional specialization is in the field of strategic planning with a particular emphasis on competitive and marketing strategy. She has written and lectured on these topics extensively. Dr. Lewis is a Director of C & D Technologies, Inc. and Sonoco Products Company.

KATHERINE M. HUDSON	Director Since 2000
Ms. Hudson, 58, served as the Chairman of the Board of Directors of Brady Corporation until November, 2003 when she retired. Prior to her appointment as Chairman, she was the President, Chief Executive Officer and a Director of Brady Corporation from January 1994 until March 31, 2003. Brady Corporation is a leading manufacturer and marketer of complete identification solutions which improve productivity, performance, safety and security. Its products include high-performance labels, signs, software, printers, specialty die-cut materials and data-collection systems. Before joining Brady Corporation, she was a Vice President at Eastman Kodak Company and General Manager of its Professional, Printing and Publishing Imaging Division. Her 24 years at Eastman Kodak Company included positions in finance, communications and public affairs, information systems and the management of instant photography and printing. She is the non-executive Chairman of the Board of CNH Global N.V. and serves on the Alverno College Board of Trustees and as Chairman of the Medical College of Wisconsin Board of Trustees.
CORPORATE GOVERNANCE AT CHARMING SHOPPES
              Our business is managed under the direction of our Board of Directors, in accordance with the Pennsylvania Business Corporation Law and our Bylaws. Members of the Board are kept informed of our business through discussions with the Chairman, President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in regular and special meetings of the Board and its committees. In addition, to promote open discussion among our non-employee Directors, those Directors meet in regularly scheduled executive sessions without the participation of management or employee Directors. Our Directors are encouraged to, and do, attend continuing education programs on corporate governance practices.
Board of Directors
              Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. The foundation for our corporate governance is the Board’s policy that a substantial majority of the members of the Board should be independent. Our Principles of Corporate Governance Statement is available on our corporate website (www.charmingshoppes.com). We have reviewed internally and with our Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC and current NASDAQ Marketplace Rules regarding corporate governance policies and procedures. Our Board of Directors has modified its governance documents, to the extent necessary, in order to comply with all requirements.
              In accordance with our Bylaws, our Board of Directors has specified that, as of the date of our 2005 Annual Meeting, the number of Directors will be set at eight. Seven of our eight Directors are non-employee Directors, and the Board of Directors has determined that each of these seven Directors has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director, and that each meets the objective requirements for “independence” under the NASDAQ Marketplace Rules. Therefore, the Board of Directors has determined that each of these seven Directors is an “independent” Director under the standards currently set forth in the NASDAQ Marketplace Rules. See also “Committees of the Board of Directors — Audit Committee” below.
              During fiscal 2005, our Board of Directors held eleven meetings. Each continuing member of the Board attended at least 75% of the total number of meetings of the Board and all committees on which he or she served. From time to time, the Board acts by unanimous written consent as well.

Lead Independent Director
              We have designated Katherine M. Hudson as our “Lead Independent Director.” The Board has determined that Ms. Hudson qualifies as an independent Director under current NASDAQ Marketplace Rules. The duties of the Lead Independent Director are set forth in Appendix A to this Proxy Statement.
Stock Ownership Guidelines
              Members of the Board are required, within five years of the adoption of this guideline on January 20, 2005 or within five years of their election to the Board, whichever is the later, to hold at least 15,000 shares of our Common Stock which may include deferred stock, restricted stock units and restricted stock.
Committees of the Board of Directors
              Our Board of Directors has an Audit Committee, Compensation and Stock Option Committee, Corporate Governance and Nominating Committee, Finance Committee and Administration Committee. The charters of these Committees have been approved by our Board of Directors and (other than the Administration Committee which meets infrequently) are available on our corporate website (www.charmingshoppes.com).
              The following table presents information regarding the membership of our Board Committees as of the date of this Proxy Statement.
Current Board Committee Membership

CORPORATE
		COMPENSATION	GOVERNANCE
		AND STOCK	AND
	AUDIT	OPTION	NOMINATING	FINANCE	ADMINISTRATION
	COMMITTEE	COMMITTEE	COMMITTEE	COMMITTEE	COMMITTEE

Dorrit J. Bern					+X

Alan Rosskamm			+	+	+

William O. Albertini		+		+

Charles T. Hopkins	+X	+		+

Yvonne M. Curl	+		+

Joseph L. Castle, II	+		+	+X	+

Pamela S. Lewis			+X

Katherine M. Hudson*	+	+X

Kenneth S. Olshan**		+	+

Number of Meetings in Fiscal 2005***	11	9	5	2	0

+	Member

X	Chairperson

*	Ms. Hudson has been designated as the Lead Independent Director.

**	Mr. Olshan, whose term as a Director expires at the 2005 Annual Meeting of Shareholders, will not be standing for reelection.

***	The Committees from time to time act by unanimous consent as well.

Audit Committee
              The Audit Committee operates under a written charter that has been approved by the Board of Directors. The Charter is attached as Appendix B to this Proxy Statement and is reviewed annually by the Board of Directors. The Audit Committee’s primary responsibility is to assist the Board of Directors in fulfilling its oversight responsibilities to our shareholders and other constituencies. In furtherance of those oversight responsibilities, the Audit Committee’s primary duties are to (a) serve as an independent and objective party to monitor the quality, reliability and integrity of our accounting and financial reporting processes, including our internal control over financial reporting, (b) monitor our compliance with ethics policies and legal and regulatory requirements, (c) review and evaluate the qualifications, independence and performance of our independent auditors and internal auditors, (d) be directly responsible for the appointment, retention and compensation, including pre-approving all audit and permissible non-audit services, of the independent auditors, (e) provide an open avenue of communication among and individually with the independent auditors, internal auditors, members of management and the Board of Directors and take appropriate actions resulting from this interaction, (f) review the scope of the audits to be conducted by the independent auditors and internal auditors and meet to discuss the results of their respective audits, (g) review with management, the independent auditors and our internal auditors, the selection and disclosure of critical accounting policies and practices, significant financial reporting issues and judgments and estimates made in connection with the preparation of the financial statements and changes in accounting policies and practices and the effect on the financial statements, (h) review with management and the independent auditors our audited annual and unaudited quarterly financial statements prior to filing them with the SEC, and (i) review with management, the internal auditors and independent auditors, management’s assessment of internal control over financial reporting and the independent auditors’ evaluation of both management’s assessment of and the effectiveness of our internal control over financial reporting.
              The Board of Directors has determined that each member of the Audit Committee is independent, under the independence standards discussed above, and that each member meets the additional standards of independence applicable under the Sarbanes-Oxley Act of 2002 and related rules of the SEC and the listing standards of the NASDAQ Marketplace Rules. In addition, the Board of Directors has determined that Mr. Hopkins qualifies as an “audit committee financial expert” in accordance with the definition of “audit committee financial expert” set forth in Item 401(h)(2) of Regulation S-K, as adopted by the SEC. The Board has made no determination as to whether other members of the Audit Committee do or do not so qualify. Mr. Hopkins acquired these qualifications through his lengthy service as an audit partner and SEC reviewing partner of a major accounting firm, in which capacities he had direct experience in auditing the financial statements of public companies.
Compensation and Stock Option Committee
              The Compensation and Stock Option Committee is responsible for overseeing our compensation strategy and for the oversight and administration of our compensation programs including our stock incentive plans. The Compensation and Stock Option Committee reviews and approves performance targets, eligibility, participation and award levels for incentive compensation plans; approves and reports to the Board on the administration of compensation plans and the compensation of executives at specified salary levels; approves and makes recommendations to the independent members of the Board regarding the compensation of the Chief Executive Officer; selects participants and determines when options and other equity-based awards should be granted, the number of shares to be subject to each option or award, and other terms of the option or award. In addition, the Compensation and Stock Option Committee monitors aggregate share usage under our stock incentive plans and potential dilution resulting from the granting of options or awards. It also makes all other determinations involved in the administration of these stock incentive plans. The Board of Directors has determined that each member of the Compensation and Stock Option Committee is independent under the independence standards discussed above.
Corporate Governance and Nominating Committee
              The Corporate Governance and Nominating Committee, in consultation with our Chairman of the Board and Chief Executive Officer: (a) reviews and recommends to the Board corporate governance policies and principles for Charming Shoppes, (b) makes recommendations to the Board regarding the size and composition of the Board, (c) recommends to the Board criteria regarding the personal qualifications required for Board membership and service on Board Committees, (d) establishes procedures for the nomination process and recommends candidates for election to the Board of Directors, (e) determines and recommends to the Board appropriate compensation for Directors, (f) evaluates the performance of the Board as a whole and prepares and supervises the Board’s and the various Committees’ performance self-evaluations on an annual basis, (g) evaluates Board practices and recommends appropriate changes to the Board, and (h) considers various other corporate governance issues, including those raised by shareholders and other constituents and recommends appropriate responses to the Board. The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is independent under the independence standards discussed above.
Finance Committee
              The Finance Committee is responsible for assisting the Board in discharging its duties relating to the oversight of our financial affairs and strategic planning. Its responsibilities include: (a) reviewing and recommending for approval by the Board strategic plans and budgets, (b) approving any borrowing of funds, other than in the ordinary course of business, (c) approving (up to specified limits) or recommending to the Board for approval certain expenditures, dispositions, guarantees, acquisitions, use of derivatives, stock repurchases and other financial policies and practices. The Board of Directors has determined that each member of the Finance Committee is independent under the independence standards discussed above.
Administration Committee
              The Administration Committee is authorized to exercise the authority of the Board of Directors on matters of a routine nature between meetings of the Board of Directors.
Director Nominations
              Nominations for election as directors are determined by the Board of Directors after recommendation by the Corporate Governance and Nominating Committee.
              The Corporate Governance and Nominating Committee considers candidates for Board membership suggested by its members, other Board members, management and shareholders. Such suggestions, together with appropriate biographical information, should be submitted to the Corporate Secretary of the Company at 450 Winks Lane, Bensalem, Pennsylvania 19020. Candidates who have been suggested by shareholders are evaluated by the Corporate Governance and Nominating Committee in the same manner as other candidates. During the past year, the Corporate Governance and Nominating Committee retained a third party executive recruitment firm to assist the Committee members in identifying and evaluating potential nominees for the Board. In addition to considering a candidate’s personal character, integrity, foresight, intelligence and judgment, the Corporate Govern-

ance and Nominating Committee and the Board also considers the requisite mix of director experiences, skills, perspectives and diversity that is most appropriate for Charming Shoppes.
              The Corporate Governance and Nominating Committee will consider whether to nominate any person nominated by a shareholder in accordance with our Bylaws relating to shareholder nominations. Our Bylaws establish advance notice procedures for Director nominations, other than by or at the direction of the Board of Directors or Board committee. These procedures generally provide that a notice submitted by a shareholder for a proposed Director nominee must be given in writing to the Corporate Secretary of Charming Shoppes by the date on which a shareholder proposal would be required to be submitted to us in order to be set forth in our Proxy Statement, in accordance with SEC rules. See also “PROPOSALS FOR 2006 ANNUAL MEETING.” This notice generally must (a) identify the name and address of the nominating shareholder and nominee and any arrangements or understandings among them and any other third person regarding the nomination, (b) contain representations concerning the nominating shareholder’s ownership of Common Stock and intention to appear at the Meeting and make the nomination, (c) include all relevant information concerning the nominee and his or her relationship or transactions with Charming Shoppes that are required to be disclosed in the Proxy Statement pursuant to SEC rules, and (d) include a written consent of the nominee to serve as a Director if elected. The notice of a proposed Director nominee by a shareholder should be submitted to the Corporate Secretary, Charming Shoppes, Inc., 450 Winks Lane, Bensalem, Pennsylvania 19020. Further information may be obtained by contacting the Corporate Secretary.
Communications with Directors
              The Board of Directors has established a process for shareholders and other interested parties to communicate directly with the Lead Independent Director or with the other Directors individually or as a group. Any shareholder or other interested party who desires to contact one or more of Charming Shoppes’ Directors, including the Board’s Lead Independent Director, may send a letter to the following address:
     Board of Directors (or Lead Independent Director or name of individual Director)
     c/o Corporate Secretary Charming Shoppes, Inc.
     450 Winks Lane
     Bensalem, PA 19020
              All such communications will be forwarded to the appropriate Director or Directors specified in such communications as soon as practicable.
Annual Meeting
              It has been the longstanding practice of Charming Shoppes for all Directors to attend the Annual Meeting of Shareholders. To facilitate this, our practice is to schedule a Board of Directors meeting to immediately follow the Annual Meeting. All Directors then in office were present at our last Annual Meeting.
Business Ethics and Standards of Conduct Policy
              Charming Shoppes has had a written code of conduct for many years. Our Business Ethics and Standards of Conduct Policy applies to Charming Shoppes’ Directors and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The policy includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the policy. The Business Ethics and Standards of Conduct Policy is available on

Charming Shoppes’ website at www.charmingshoppes.com. Charming Shoppes intends to post any amendments to or waivers of its Business Ethics and Standards of Conduct Policy (to the extent applicable to Charming Shoppes’ Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) at this location on our website and also to disclose any waivers on a Form 8-K within the prescribed time period.
COMPENSATION OF DIRECTORS
              Under our current compensation program for non-employee Directors, each non-employee Director is entitled to:

—	An annual cash retainer of $30,000 with an additional annual retainer of $5,000 for a Committee Chairperson, and meeting fees of $1,500 per Board meeting and $1,000 per committee meeting. A non-employee Director may elect to defer any cash fee as of the time the fee is payable into deferred shares of Common Stock or among other investment alternatives. Fees are converted into deferred shares at 100% of the fair market value of shares of Common Stock on the date of conversion.

—	An automatic annual grant, on the date of each Annual Meeting of Shareholders, of options to purchase 6,500 shares of Common Stock. Each option grant vests on June 1 of the year following grant, subject to earlier vesting in the case of death, disability, or a change in control (as these terms are defined in the 2003 Non-Employee Directors Compensation Plan or related award agreement). In addition, the option will not be forfeited if a Director has a mandatory retirement, but will become exercisable at the dates it would have had the Director not been required to retire. If a Director has a voluntary termination, the option will vest on a pro rata basis, proportionate to the part of the year during which the Director served, with the remainder of the option forfeited unless otherwise determined by the Board. An unvested option will be forfeited if a Director is removed from service. A non-employee Director will have one year following termination to exercise a vested option. However, if an option becomes exercisable after retirement, the Director will have one year from the date the option becomes fully vested to exercise the option (but in either case the option expires no later than the tenth anniversary of its grant date).

—	For a newly elected or appointed non-employee Director, a one-time grant of 10,000 shares of restricted stock that will vest in equal amounts over three years, subject to earlier vesting in the case of death, disability, or change in control. In addition, if a mandatory retirement occurs, the restricted stock that would have vested had the Director served until the next Annual Meeting of Shareholders will vest, but the remaining unvested restricted stock will be forfeited unless otherwise determined by the Board. Unvested restricted stock will be forfeited if a Director is removed from service.

—	An automatic annual grant, on the date of each Annual Meeting of Shareholders, of 3,000 restricted stock units (“RSUs”). RSUs vest on June 1 of the year following grant, subject to earlier vesting in the case of death, disability, or a change in control. In addition, if a Director has a mandatory retirement or a voluntary termination, RSUs will vest on a pro rata basis, proportionate to the part of the year during which the Director served, with the remainder of the RSUs forfeited unless otherwise determined by the Board. Unvested RSUs will be forfeited if a Director is removed from service.

              Ms. Bern, who is also an employee of Charming Shoppes, receives no additional compensation for services as a Director or Chairman of the Board.
              Katherine M. Hudson received an annual retainer of $20,000 for her services as Lead Independent Director.
MANAGEMENT COMPENSATION
Summary Compensation Table
              The following table sets forth certain information regarding compensation earned or paid during each of our last three fiscal years (ended January 29, 2005 (“fiscal 2005”), January 31, 2004 (“fiscal 2004”), and February 1, 2003 (“fiscal 2003”)) to our Chief Executive Officer and each of our four other most highly compensated executive officers who were serving in such capacities at the end of fiscal 2005 (the “named executive officers”), based on salary paid and bonus earned during that fiscal year.

					Long-Term Compensation
		Annual Compensation			Awards

				Other Annual	Restricted	Securities	All Other
Name and	Fiscal			Compensation	Stock	Underlying	Compensation
Principal Position	Year(1)	Salary($)(2)	Bonus($)(3)	($)(4)	Award(s)($)(5)	Options(#)	($)(6)

Dorrit J. Bern	2005	$1,020,832	$2,000,000	$439,076	$2,922,300	—	$702,922
Chairman of the Board,	2004	1,000,000	477,225	105,181	—	—	287,029
President and	2003	1,000,000	557,250	94,437	—	600,000	93,172
Chief Executive Officer
Joseph M. Baron	2005	480,000	454,080	—	299,710	—	249,938
Executive Vice	2004	430,000	136,805	—	49,350	—	120,080
President and Chief	2003	383,670	146,965	—	72,450	150,000	4,765
Operating Officer
Anthony A. DeSabato	2005	375,000	354,750	26,000	226,610	—	297,953
Executive Vice	2004	375,000	119,306	—	21,385	—	111,243
President—Corporate	2003	375,000	139,313	—	54,000	150,000	31,870
and Labor Relations, Business Ethics and Loss Prevention
Eric M. Specter	2005	400,000	378,400	19,333	277,780	—	135,788
Executive Vice	2004	375,000	119,306	—	29,610	—	58,094
President and Chief	2003	375,000	139,313	—	54,000	150,000	29,716
Financial Officer
Colin D. Stern	2005	364,000	344,344	30,666	263,160	—	298,794
Executive Vice	2004	350,000	111,352	—	29,610	—	110,924
President, General	2003	350,000	131,055	—	54,000	150,000	14,847
Counsel and Secretary

(1)	We have a 52-53 week fiscal year ending the Saturday nearest January 31. Fiscal 2005, fiscal 2004 and fiscal 2003 were each a 52-week fiscal year.

(2)	Includes all salary amounts deferred under qualified and non-qualified deferred compensation plans.

(3)	Includes all annual incentive amounts deferred under qualified and non-qualified deferred compensation plans. See “REPORT OF THE COMPENSATION AND STOCK OPTION

COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION.”

(4)	The amount for fiscal 2005 with respect to Dorrit J. Bern includes $62,400 attributable to her for the rent-free use of an apartment in Philadelphia, Pennsylvania, plus a payment of $24,960 representing a “gross-up” payment covering taxes payable on this benefit. The amounts for fiscal 2004 and fiscal 2003 for Ms. Bern’s apartment use were $62,400 and $66,733, respectively. The amount for fiscal 2005 for Ms. Bern also includes $145,440, the value of 18,000 matching stock units credited to Ms. Bern’s account under the Company’s Variable Deferred Compensation Plan for Executives (the “VDCP”) on January 29, 2005 at $8.08 per share, the closing stock price on January 28, 2005, as a result of her deferral of 90,000 restricted shares pursuant to that plan. The value of perquisites or other personal benefits received by each named executive officer other than the Chief Executive Officer does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such executive officer and therefore is not included in the Table in accordance with SEC rules. The amounts for fiscal 2005 include gross-up payments that offset taxes payable by the named executive officers with respect to the replacement life insurance policies provided to the named executive officers (see footnote (6) below), as follows: Ms. Bern, $146,000; Mr. DeSabato, $26,000; Mr. Specter, $19,333; and Mr. Stern, $30,666.

(5)	The following table shows the restricted stock and restricted stock units (“RS/ RSUs”) awarded to named executive officers and the number of RS/ RSUs that remained subject to a risk of forfeiture at January 29, 2005:

	RS/RSUs	Per Share		Total Unvested RS/RSUs
	Awarded	Value at		at January 29, 2005
	for Fiscal	Grant
Name	2005 (#)	Date ($)	Stated Vesting Dates	Number (#)	Value ($)

Dorrit J. Bern	130,000	$6.90	33% on 3rd and 4th anniversaries and 34% on 5th anniversary of grant date	555,000	$4,484,400
	215,000	9.42	1/3 on first three anniversaries of grant date
Joseph M. Baron	41,000	7.31	33% on 3rd and 4th anniversaries and 34% on 5th anniversary of grant date	65,000	525,200
Anthony A. DeSabato	31,000	7.31	33% on 3rd and 4th anniversaries and 34% on 5th anniversary of grant date	51,900	419,352
Eric M. Specter	38,000	7.31	33% on 3rd and 4th anniversaries and 34% on 5th anniversary of grant date	61,400	496,112
Colin D. Stern	36,000	7.31	33% on 3rd and 4th anniversaries and 34% on 5th anniversary of grant date	57,600	465,408

RS/RSUs are subject to a risk of forfeiture upon termination of employment in certain circumstances until they become vested. The RS/ RSUs generally would become vested on an accelerated basis upon a change of control of the Company. RS/ RSUs are to be credited with dividend equivalents equal to dividends, if any, paid on Common Stock. In some cases these dividends would be deemed reinvested in additional RS/ RSUs, but in all cases dividend equivalents, whether cash or RS/ RSUs, remain subject to the same risk of forfeiture as the underlying RS/ RSUs.

(6)	Included are contributions in the following amounts made or accrued under our qualified and non-qualified deferred compensation plans on behalf of the named executive officers during fiscal 2005: Dorrit J. Bern, $9,993; Joseph M. Baron, $23,123; Anthony A. DeSabato, $20,663; Eric M. Specter, $20,898; and Colin D. Stern, $20,198. On January 28, 2005 we cancelled the “split-dollar” insurance arrangements under which Dorrit J. Bern, Anthony A. DeSabato, Eric M. Specter and Colin D. Stern obtained life insurance and Charming Shoppes was the beneficiary under those insurance policies to the extent of the premiums paid by it. Charming Shoppes received the cash surrender value of these policies in the aggregate amount of approximately $821,000. Charming Shoppes had previously suspended premium payments under these “split-dollar” insurance arrangements in response to the provisions of the Sarbanes-Oxley Act of 2002. Charming Shoppes replaced the “split-dollar” insurance arrangements with a new personal life insurance program for the benefit of these named executive officers under which Charming Shoppes is committed to fund the premiums for replacement life insurance policies through bonuses payable in five equal annual amounts to these named executive officers (see also footnote (4) above) on a grossed-up basis so as to account for any taxes payable by them on these bonuses. Included are the bonuses paid in fiscal 2005 to these named executive officers with respect to the premiums for the replacement life insurance policies as follows: Dorrit J. Bern, $219,000; Anthony A. DeSabato, $39,000; Eric M. Specter, $29,000; and Colin D. Stern, $46,000. We also paid the premiums on life insurance for the benefit of Joseph M. Baron and on additional life insurance for the benefit of Colin D. Stern. Group term life insurance was also provided to the named executive officers under our employee benefits program. Accordingly, the dollar values of insurance premiums with respect to this insurance included for the 2005 fiscal year are as follows: Dorrit J. Bern, $160; Joseph M. Baron, $5,295; Anthony A. DeSabato, $1,003; Eric M. Specter, $570; and Colin D. Stern, $7,180. Also included are Company contributions accrued under our Supplemental Executive Retirement Plan (the “SERP”), a non-qualified defined contribution plan, on behalf of the named executive officers during fiscal 2005, and the portion of interest credited under the SERP that is deemed above-market under SEC rules. The table below shows these amounts together with the total amount of interest credited under the SERP for fiscal 2005:

	Company SERP	Above-Market SERP	Total SERP Interest
	Contributions in	Interest Credited in	Credited in
Name	Fiscal 2005	Fiscal 2005	Fiscal 2005

Dorrit J. Bern	$468,005	$5,764	$27,784
Joseph M. Baron	218,914	2,606	12,557
Anthony A. DeSabato	234,619	2,668	12,857
Eric M. Specter	84,306	1,014	4,887
Colin D. Stern	222,898	2,518	12,133

Interest under the SERP is earned at a rate of 3% plus the “10-year Treasury Note Yield” per year computed on a quarterly basis. For fiscal 2005, the average interest rate under the SERP was 7.08%. See “REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION: Other Compensation.”
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
              We did not make any option grants to the named executive officers during fiscal 2005. The table below provides information with respect to options exercised by each of the named executive officers during fiscal 2005, as follows: (i) the number of shares of our Common Stock acquired upon exercise of options during fiscal 2005, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and unexercisable stock options held at January 29, 2005, and (iv) the aggregate dollar value of the in-the-money exercisable and unexercisable options at January 29, 2005.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at		Options at
	Acquired		Fiscal Year-End (#)		Fiscal Year-End ($)(1)
	On	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Dorrit J. Bern	1,300,000	$3,766,700	280,000	120,000	$392,400	$177,100
Joseph M. Baron	150,000	99,600	—	—	—	—
Anthony A. DeSabato	215,000	397,750	247,400	39,600	673,455	58,443
Eric M. Specter	245,000	453,250	381,157	39,600	1,163,168	58,443
Colin D. Stern	481,600	1,219,510	30,000	26,400	133,650	38,962

(1)	The closing price of our Common Stock as reported by the NASDAQ National Market on January 28, 2005 was $8.08. Value is calculated on the basis of the aggregate of the difference between the option exercise price of in-the-money options and $8.08 multiplied by the number of shares of Common Stock underlying such options.
Long-Term Incentive Plans — Awards in Last Fiscal Year
              The table below gives information concerning the awards to the named executive officers during fiscal 2005 that may be earned by performance during the two-year performance period covering fiscal 2005 through fiscal 2006. Under our Long-Term Incentive Plan, the named executive officers were granted an opportunity to earn cash awards based on Charming Shoppes achieving specified levels of average return on tangible assets over the two-year performance period (the “Performance Goal”). Average return on tangible assets is measured by earnings before interest and taxes divided by average tangible assets. Award opportunities are earned at the end of the performance period at 0% of the named executive officer’s target award opportunity if the threshold Performance Goal level is not exceeded, 100% of the named executive officer’s target award opportunity if the target Performance Goal is reached and 200% of the named executive officer’s target award opportunity if the maximum Performance Goal is reached, with straight-line interpolation for that performance goal between threshold and target and between target and maximum. Although performance is measured over a two-year period, awards are settled on the first anniversary of the end of the performance period if the named executive officer continues to be employed by Charming Shoppes at that time.
Long-Term Incentive Plans — Awards in Last Fiscal Year

	Performance or	Estimated Future Payout Under Non-Stock
	Other Period Until	Price-Based Plans
	Maturation or Payout
Name	(fiscal years)	Threshold ($)	Target ($)	Maximum ($)

Dorrit J. Bern	2005-2006	$0	$500,000	$1,000,000
Joseph M. Baron	2005-2006	0	200,000	400,000
Anthony A. DeSabato	2005-2006	0	200,000	400,000
Eric M. Specter	2005-2006	0	200,000	400,000
Colin D. Stern	2005-2006	0	200,000	400,000
Employment, Change in Control and Severance Agreements
              We entered into a new employment agreement with Dorrit J. Bern, our President and Chief Executive Officer, effective as of January 1, 2005. In developing a proposed compensation package for

Ms. Bern, the Compensation and Stock Option Committee commissioned an extensive review of Ms. Bern’s total compensation and benefits by an outside compensation consulting firm. This assessment included a review of Ms. Bern’s base salary, annual incentives, long-term incentives, other compensation, retirement benefits and perquisites, and other contractual terms relative to chief executive officers in a group of retailers with which Charming Shoppes competes for executive talent. This study also included an analysis of Charming Shoppes’ performance relative to its peers and interviews exploring Charming Shoppes compensation strategy and business context with its independent Board members and senior executives.
              The Committee’s primary objectives in developing the new agreement were to retain Ms. Bern and provide her with a competitive compensation opportunity while strengthening the linkage between compensation and Charming Shoppes’ performance. To that end, a significant portion of Ms. Bern’s target compensation is provided through equity-based awards. The total direct compensation (base salary, annual incentives and long-term incentives) plus SERP and 401(k) contributions provided under the employment agreement are intended to be competitive with the median for the peer group of retailers at the target performance level. At the maximum level of performance, the annualized value is competitive with the 75th percentile of the peer group. At the threshold level, the annualized value falls between the peer group 25th percentile and the median. These assessments assume Charming Shoppes’ stock is trading within a range similar to the trading range at the time Ms. Bern’s compensation package was finalized.
              Under the agreement, Ms. Bern agreed to an employment term of three years, continuing from year to year thereafter unless either Ms. Bern or Charming Shoppes gives the other notice of such party’s intention not to renew the agreement. The agreement provides for an increase in her annual base salary from $1,000,000 to $1,250,000 per year, and allows Ms. Bern to receive an annual incentive opportunity with a target opportunity of at least 100% of her base salary, payable for achievement of performance goals at a targeted level. The agreement calls for a threshold annual incentive opportunity of not less than 60% of her targeted incentive opportunity payable for achievement of a specified level of performance below the target level, and a maximum annual incentive opportunity of not less than 200% of her targeted incentive opportunity payable for achievement of a specified level of performance above the target level.
              Under her agreement, Ms. Bern was granted 215,000 restricted shares of our Common Stock in January 2005, which vest in equal installments over three years from the date of grant if Ms. Bern remains employed by us through each vesting date. Vesting will be accelerated if Ms. Bern resigns for good reason, is terminated without cause, dies or becomes disabled, or upon a change in control (each a “Triggering Event”). A non-renewal of her agreement by us will be treated as a termination for good reason for purposes of the agreement.
              The agreement requires that in each of February 2005, February 2006 and February 2007, we will grant Ms. Bern restricted shares of our Common Stock having an aggregate fair market value of $2,500,000 on the date of grant, provided however, that no more than 416,666 shares will be granted in any single year. One-half of these shares will be in the form of “Time Vested Shares”, which will vest on the second anniversary of the date of grant if Ms. Bern continues to be employed by Charming Shoppes. The other half of these shares will be “Performance Shares” the vesting of which will be based on achievement of our performance targets over a three-year performance period beginning on the first day of the fiscal year in which each Performance Share grant is made. The performance targets will provide for 100% vesting based on achievement of the performance goals at target, partial vesting if performance exceeds a specified threshold level less than the target level and vesting above 100% for performance above target up to a maximum of 200%. Each grant of Performance Shares which vests based on the achievement of the performance goals will vest on the last day of the performance period, subject to Ms. Bern’s continued employment with Charming Shoppes. Vesting of the Time Vested Shares and Performance Shares will be accelerated upon a Triggering Event, except that with respect to the Performance Shares, if Ms. Bern terminates employment for good reason due to our failure to renew her agreement at the end of the term, only the vesting of grants made in February 2005, and 2006 will be accelerated.
              The agreement provides for Ms Bern’s participation in our retirement and other employee benefit programs. The agreement also provides for payment of weekly commuting expenses and provision of an apartment near the Company’s headquarters together with an amount to cover income and related taxes on these benefits. The agreement also provides for other perquisites which are suitable to the position of President and Chief Executive Officer in an amount up to $75,000 per year.
              Under her agreement, Ms. Bern will receive severance benefits if her employment is terminated without cause or if she resigns for good reason. If Ms. Bern is terminated without cause or if she resigns for good reason, she will receive (i) two times the sum of her annual base salary and target annual bonus established for the year of termination, which shall be paid in 24 monthly installments, (ii) continuation of health, welfare and benefit plan participation for two years following termination (unless substantially similar benefits are provided by a successor employer), (iii) a prorated target annual bonus for the year in which her termination occurs, (iv) full vesting of outstanding stock options, outstanding stock awards (except as noted above) and her accrued benefit in our SERP, and (v) other vested benefits under our plans and programs.
              The agreement provides a different level of severance benefits if (i) Ms. Bern’s employment is terminated without cause or she terminates for good reason within 24 months after a change in control, (ii) Ms. Bern’s employment terminates without cause and within three months after such termination, a change in control occurs or a binding agreement is entered into that results in a change in control, or (iii) Ms. Bern resigns based on us or a successor materially breaching certain provisions of the employment agreement (each a “Qualifying Termination”). In the event of a Qualifying Termination, Ms. Bern will receive (i) a lump sum payment equal to three times the highest rate of her annualized base salary, (ii) a lump sum payment equal to three times the greater of her target annual bonus for the year in which her termination occurs or the year ending immediately prior to such termination, (iii) a prorated target annual bonus for the year in which her termination occurs, (iv) a lump sum amount equal to her base salary, accrued vacation pay and earned but not taken vacation pay through the date of termination, (v) continuation of health care, life, accident and disability coverage for three years after termination (unless substantially similar benefits are provided by a successor employer), (vi) full vesting of outstanding stock options, outstanding stock awards and her accrued benefit in our SERP, and (vii) other vested benefits under our plans and programs.
              If an excise tax under Section 280G of the Internal Revenue Code would be triggered by any payments under the employment agreement or otherwise, we are required to pay a gross-up amount to Ms. Bern so that the amount she retains after tax is equal to the after-tax amount she would have retained had no excise tax applied.
              After termination of employment as described above, we are required to pay or reimburse Ms. Bern for the cost of outplacement services, up to an amount equal to $50,000. To the extent permitted by law, we will pay legal fees incurred by Ms. Bern to enforce the agreement, up to a maximum of $50,000.
              If Ms. Bern’s employment terminates by reason of death or disability, we are required to pay her base salary through the date of termination, a prorated target annual bonus for the year in which her termination occurs, and other vested benefits under our plans and programs. If Ms. Bern is discharged with cause or if she resigns without good reason, she will receive her base salary through the date of termination and other vested benefits under our plans and programs.
              Under the agreement, Ms. Bern has agreed not to compete with us and not to solicit our employees or suppliers during her employment and for a period of 24 months following termination of employment for any reason. As defined in the agreement, “competitor” means a chain of retail stores with 50 or more store locations, provided that the average square footage of the chain’s stores is less than 15,000 square feet. However, during any period in which Ms. Bern is receiving severance payments as a result of a termination without cause or for good reason (not in connection with a change in control), “competitor” means, in addition to a competitor as described above, a chain of retail stores with 100 or more store locations (without regard to square footage) whose gross revenues in plus size women’s apparel (sizes 14-34) exceeds 5% of its total gross revenues.
              The Board of Directors has approved change in control agreements with certain named executive officers (Joseph M. Baron, Anthony A. DeSabato, Eric M. Specter and Colin D. Stern) and other members of senior management designated by the Board. These agreements provide for severance and other benefits if, within 24 months following the month in which a change in control of Charming Shoppes (as discussed below) occurs, the executive’s employment is terminated without cause or the executive terminates employment for good reason, as defined in the change in control agreements. If a termination following a change in control triggers benefits, the executive will receive:

•	a lump-sum payment of a pro-rated portion of target annual incentive compensation for the year in which the termination occurs;

•	a lump-sum payment equal to the sum of the executive’s highest base salary and highest target annual incentive compensation, times a multiplier of two for more senior executives or one for other executives;

•	life, disability and health benefits following termination for a period of two years for more senior executives or one year for other executives;

•	payment of an allowance up to $30,000 for outplacement expenses;

•	payment of reasonable legal expenses to enforce the agreement up to $35,000; and

•	if benefits are subject to the “golden parachute” excise tax, payment of an additional “gross-up” amount sufficient so that the cash value of benefits the executive officer retains on an after-tax basis is equal to the after-tax amount he or she would have retained had no golden parachute excise taxes applied.
              The agreements obligate each executive not to disclose or use our confidential or proprietary information during and after his or her employment with Charming Shoppes and not to attempt to induce any of our employees to terminate employment or interfere in a similar manner with our business during and for 24 months after termination of the executive’s employment.
              In addition, the stock options granted to each of the named executive officers under our stock option plans provide that in the event of a change in control of Charming Shoppes, the options become fully exercisable. For purposes of the stock option agreements and the change in control agreements, a “change in control” is generally defined as:

•	an acquisition of shares resulting in an entity (but excluding certain entities) having at least 20% of the voting power of our voting securities;

•	a change in the Board’s membership whereby the current members, or those members elected or nominated by the current members, no longer constitute a majority as provided in the stock option agreement or two-thirds as provided in the change in control agreements;

•	certain mergers, recapitalizations, or reorganizations; or

•	a liquidation or sale of substantially all of our assets (but excluding sales to certain parties).
EQUITY COMPENSATION PLAN INFORMATION
              The following table provides a summary of our compensation plans under which equity securities of Charming Shoppes were authorized for issuance as of January 29, 2005.

			Number of securities
		Weighted-average	remaining available for
	Number of securities to	exercise price of	future issuance under
	be issued upon exercise	outstanding	equity compensation plans
	of outstanding options,	options, warrants	(excluding securities
	warrants and rights	and rights(1)	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	4,274,739	$5.386	10,916,610 (2)
Equity compensation plans not approved by security holders	2,891,230 (3)	$5.783	0

Total	7,165,969	$5.549	10,916,610

(1)	Weighted-average exercise price is calculated only for options and stock appreciation rights that have an exercise price. Thus, deferred stock and similar full-value awards (other than restricted stock) which are treated as outstanding “rights” for purposes of column (a) of this Table but which have no exercise price are not included in the calculation of weighted-average exercise price.

(2)	3,259,146 of the shares available for future issuance may be issued other than in connection with options, warrants and rights, including 1,711,100 shares under the 2004 Stock Award and Incentive Plan (the “2004 Plan”), issuable as restricted stock, restricted stock units, or as a bonus, 244,342 shares under the 2003 Non-Employee Directors Compensation Plan, issuable as restricted stock or restricted stock units, and 1,303,704 shares under the Employee Stock Purchase Plan (the “ESPP”), which may be sold directly to employees at a discount. Shares other than those under the ESPP may also be issued in connection with options, warrants and rights. Shares are counted against the limits under the 2004 Plan at such time as they are actually delivered to participants and any risk of forfeiture has lapsed. Thus, shares remain available under the 2004 Plan if an award expires, is forfeited, is settled in cash, if shares are withheld or surrendered to pay the exercise price or satisfy tax withholding obligations, or if the actual shares delivered upon exercise of an award are fewer than the number of shares covered by the award, as occurs upon exercise of a stock appreciation right. The 2004 Plan includes a provision which would allow additional shares to be used for “full-value” awards by reducing the number of shares that remain available for options, SARS and other non full-value awards by three shares for each share to be used for full-value awards in excess of the stated 2,000,000 share limit on full-value awards. This adjustment would result in a reduction in the total number of shares reserved under the 2004 Plan as well.

(3)	These shares are issuable upon exercise of options and unvested deferred stock awards relating to 2,700,030 shares under the Amended and Restated 2000 Associates’ Stock Incentive Plan (the “2000 Plan”), and 191,200 shares under the 1999 Associates’ Stock Incentive Plan (the “1999 Plan”). These Plans, which provide for grants only to persons who are not Directors or executive officers of Charming Shoppes, are administered by the Compensation and Stock Option

Committee of the Board of Directors, which is permitted to delegate authority to officers of Charming Shoppes. No further awards may be granted under either of these Plans. Options under these Plans have an exercise price of at least 100% of the fair market value of the Common Stock on the grant date, vest at times specified by the Compensation and Stock Option Committee, and expire no later than ten years after the date of grant. The exercise price may be paid in cash or by surrender of previously acquired shares. Restricted stock and deferred stock granted under the 2000 Plan are to be settled only in shares, and are subject to a risk of forfeiture upon termination of employment for a specified period.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
Compensation Strategy
              The primary objectives of the Compensation and Stock Option Committee of Charming Shoppes’ Board of Directors (collectively, the “Committee”) are to assure that our executive compensation and benefit programs:

•	are effective in driving performance to achieve financial goals and create shareholder value;

•	reflect our unique, entrepreneurial and customer-focused orientation;

•	provide competitive compensation opportunities as compared to retail industry organizations and other companies that represent the market for high caliber executive talent;

•	are cost-efficient and fair to employees, management and shareholders; and

•	are well-communicated and understood by program participants.
              The Committee, which is comprised of independent, non-employee Directors of Charming Shoppes (see “CORPORATE GOVERNANCE AT CHARMING SHOPPES — Committees of the Board of Directors”), periodically engages an independent compensation and benefits consulting firm to review and advise the Committee about our compensation and benefits program. Particular consideration is given to:

•	business direction and strategy;

•	comparisons of compensation forms and levels with other retail companies and in industry more generally; and

•	interests of shareholders, customers, communities, management and other employees.
              Our executive compensation and benefits programs reflect our entrepreneurial business strategy and the need to attract and retain high quality key employees. Our compensation strategy is to place a major portion of total compensation at risk in the form of annual and long-term incentive programs. The program gives great weight to stock compensation opportunities intended to align management’s interests with those of our shareholders. Combinations of cash and stock compensation have been critical factors in attracting and retaining key employees and are intended to contribute to a high level of employee commitment to our business success.
              Target total compensation opportunities (base salary, bonus, long-term incentives and the benefits under the Supplemental Executive Retirement Plan (the “SERP”)) for executives are set to reflect our size and financial performance as compared to the size, financial performance and corresponding compensation levels of a group of retail industry companies (the “Compensation Peer Group”), our markets for executive talent, and the expectation that the executive team should possess the necessary skills, experience and motivations to attain ambitious goals for business growth. In general, the Committee intends that the total compensation opportunity of an executive for target performance will fall in a range near the median for the average total compensation of executives performing similar functions in the Compensation Peer Group. However, pay opportunities for specific individuals vary based on skills, experience and assessments with respect to individual performance. The Committee does not precisely benchmark each executive’s compensation to market levels on an annual basis, but does review market information and, in a given year, may engage in a more detailed review which results in significant adjustments to a given executive’s compensation. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of shareholder value. In some instances the amount and structure of compensation results from negotiations with executives, which reflects an increasingly competitive market for quality managerial talent. To help attract and retain such talent, the Committee also seeks to provide a level of benefits in line with those of comparable publicly traded companies.
              The Committee periodically reviews the selection of peer companies which comprise the Compensation Peer Group. The Committee believes that our most direct competitors for executive talent are not necessarily restricted to those specialty apparel retail companies that are included in the line-of-business industry index used to compare shareholder returns, but encompass a broader group of companies which are engaged in the recruitment and retention of executive talent in competition with us. Thus, the Compensation Peer Group is not the same as, and is broader than, the companies comprising the retail apparel industry index in the graph under the caption “Comparison of Five-Year Cumulative Total Returns.” See “STOCK PERFORMANCE CHART.”
              During fiscal 2005, the Committee undertook a detailed review of the Chief Executive Officer’s total compensation benefits. With the assistance and advice of an outside compensation consulting firm, the Committee assessed Chief Executive Officer compensation and performance against a peer group comprising a group of retailers with which Charming Shoppes competes for executive talent which is different from the peer group that was previously used. The Committee has further refined the new compensation peer group and intends to use it in future assessments of compensation for executives other than the Chief Executive Officer.
Base Salaries
              Executive base salaries reflect our operating philosophy, culture and business direction, with each salary determined by an annual assessment of a number of factors, including job responsibilities, impact on development and achievement of business strategy, labor market compensation data, corporate performance (corporate operating earnings), individual performance relative to job requirements, our ability to attract and retain critical executives, and salaries paid for comparable positions within an identified compensation peer group. The Committee intends that salary, together with other principal components of compensation at target opportunity levels, will approximate industry median levels and the Committee periodically evaluates market base salaries for comparable roles among retailers and general industry. Nevertheless, no specific weighting is applied to the factors considered in setting the level of salary, and thus the process relies on the subjective exercise of the Committee’s judgment.

Annual Incentive Program
              In fiscal 2005, target annual incentive opportunities for named executive officers ranged from 50% to 100% of salary under the 2003 Incentive Compensation Plan (the “Incentive Plan”) which was approved by shareholders in 2003. The incentive opportunity for each individual was based on factors similar to those used to determine base salary (discussed above). Thus, while the Committee evaluates annual incentive as a component of total compensation, and considers competitive data regarding both total compensation and annual incentives, annual incentive opportunities for individual executives vary based on the other factors discussed above in connection with base salaries.
              Annual incentive awards for the named executive officers (other than the Chief Executive Officer) are payable for achievement of pre-set performance goals, which for fiscal 2005 emphasized two key measures of our performance: 70% of the annual incentive opportunity was tied to achievement of pre-set corporate operating earnings goals, and 30% was tied to the Committee’s assessment of performance relative to certain corporate objectives (as recommended by the Chief Executive Officer). The target corporate operating earnings goal was established early in fiscal 2005 based on our financial plan target, and was approved by the Committee. Achievement of the pre-set corporate operating earnings goals determines the amount of the total incentive award which is available for payment.
              At that time, the Committee also established a minimum (threshold) level of performance, the achievement of which would enable the named executive officers to earn an incentive award equal to one quarter of their target opportunity. Conversely, an above-target performance level was specified which, if achieved, would have enabled them to earn twice their target opportunity. The Incentive Plan provides a formula for interpolating payments for performance between threshold and target or between target and maximum levels. No awards could be paid out under the annual incentive program if corporate operating earnings performance did not reach the established minimum performance level.
              In fiscal 2005, Charming Shoppes achieved exceptionally strong operating earnings performance, resulting in achievement of our maximum corporate operating earnings goal. As a result, actual annual incentive awards were paid to the named executive officers at levels substantially above their target award opportunity levels.
Long-Term Incentive Program
              In accordance with our business strategy and compensation philosophy, three long-term incentive vehicles are used to motivate and reward superior business results. In fiscal 2005, we granted restricted stock to the named executive officers under the 1993 Employees’ Stock Incentive Plan and the 2004 Stock Award and Incentive Plan (the “2004 Plan”), which was approved by shareholders at the 2004 Annual Meeting. These awards afford recipients an opportunity to participate in our future growth and focus them on their contributions which are necessary to preserve and enhance shareholder value. In addition, the restricted stock was granted to promote retention and long-term service, while aligning their interests with the interests of shareholders.
              As discussed above, long-term incentives are granted as a component of total compensation, which the Committee intends generally to fall in a range approximating the market median of compensation for an executive in a given position. However, the Committee also assesses performance of the executive and his or her potential to contribute to the success of our initiatives to create shareholder value and other individualized considerations in determining the amount and type of long-term incentive awards. The Committee also assesses aggregate share usage and dilution levels in comparison to general industry and retail industry norms. With the exception of an award of restricted stock granted to the Chief Executive Officer on January 3, 2005 which vests in equal amounts on

January 1, 2006, January 1, 2007 and January 1, 2008, these restricted shares vest as to 33% of the restricted shares on each of the third and fourth anniversaries of the date of grant and as to the remaining 34% of the restricted shares on the fifth anniversary of the date of grant subject to the named executive officer’s continued employment with Charming Shoppes through the relevant anniversary dates.
              Stock options are the second vehicle regularly used by Charming Shoppes to deliver long-term performance incentives. The Committee did not make any option grants to the named executive officers in fiscal 2005 as larger than customary option grants were made to senior officers in fiscal 2003. These special option awards were granted in lieu of annual option grants to them for fiscal years 2004 and 2005.
              Lastly, executives are provided with a cash incentive opportunity tied to Charming Shoppes’ two-year average return on tangible assets. In fiscal 2005, target long-term incentive opportunities were granted to named executive officers ranging from $200,000 to $500,000 under the Long-Term Incentive Plan. These awards will become payable for performance during a performance period including fiscal 2005 through fiscal 2006, if a corporate performance goal relating to average return on tangible assets based on earnings before interest and taxes is achieved. No amount will be payable unless a specified “threshold” performance level is exceeded. Maximum awards under the plan are limited to twice the target opportunity and are conveyed only if actual performance substantially exceeds goal levels. Although performance is measured over a two-year period, awards are settled on the first anniversary of the end of the performance period provided the named executive officer is in the employ of Charming Shoppes at that time. Long-term incentive awards based on average return on tangible assets were authorized in fiscal 2003, earnable for performance in the three-year period including fiscal 2003, 2004 and 2005. Charming Shoppes did not achieve the requisite threshold level of return on tangible assets over this three-year period, and therefore no amount of this award became payable at the end of fiscal 2005.
Other Compensation
              Based largely on its review of our executive compensation plans and benefits, the Committee introduced a non-qualified retirement plan for our senior executives in fiscal 2004, the Supplemental Executive Retirement Plan (the “SERP”). The SERP improves the competitive posture of the total compensation program and improves Charming Shoppes’ ability to attract and retain capable executives with similar retirement benefits. The plan calls for monthly contributions to a retirement account based on age and service ranging from 8% of pay to a maximum of 35% of pay for long-service executives over age 55. Account balances earn interest at 3% plus the “10-year Treasury Note Yield” per year computed on a quarterly basis, are fully vested at age 60 with at least five years of service, and are paid as an annuity or lump sum at retirement. The value of the SERP accruals is reflected in the “All Other Compensation” column of the Summary Compensation Table above, and information regarding interest accruals under the SERP in fiscal 2005 is set forth in footnote 6 to that Table.
              In fiscal 2005, the Committee cancelled “split-dollar” insurance arrangements under which four named executive officers, including the Chief Executive Officer, were provided with life insurance and Charming Shoppes was the beneficiary to the extent of the premiums paid by it. Charming Shoppes had previously suspended premium payments under these “split-dollar” insurance arrangements in response to the provisions of the Sarbanes-Oxley Act of 2002. We replaced the “split-dollar” insurance arrangements with a new personal life insurance program for the benefit of these named executive officers under which Charming Shoppes is committed to fund the premiums for replacement life insurance policies through bonuses payable in five equal annual amounts to affected executive officers on a grossed-up basis so as to account for any taxes payable by them on these bonuses. Charming Shoppes received the cash surrender value of these policies in the aggregate amount of approximately $821,000. The amounts of these bonuses paid in fiscal 2005 are reflected in the “All Other Compensation” column of the Summary Compensation Table.
Management Stock Ownership Guidelines
              Our President and Chief Executive Officer is required to hold shares of our Common Stock equal in value to at least three times her annual salary. The other named executive officers and other members of senior management are required to hold shares of our Common Stock equal in value to at least one times their annual salaries. Their holdings may include deferred stock and restricted stock. These requirements are to be satisfied within five years of the adoption of this guideline on March 16, 2005 or within six years of appointment to an office subject to this guideline, whichever is the later.
Compensation of the Chief Executive Officer in Fiscal 2005
              In conjunction with its annual review of our executive compensation program, the Committee assessed the compensation of Dorrit J. Bern, our Chairman of the Board, President and Chief Executive Officer. Based on a review of quantitative and qualitative factors at the beginning of fiscal 2005, the Committee determined that it would not make an adjustment to Ms. Bern’s base salary which had remained unchanged since she assumed leadership of Charming Shoppes on August 23, 1995. As stated above and described in more detail under the caption “MANAGEMENT COMPENSATION — Employment, Change in Control and Severance Agreements”, the Committee undertook a detailed review of the Chief Executive Officer’s compensation as it developed a new employment agreement, which was entered into between Charming Shoppes, Inc. and Ms. Bern on January 3, 2005. The new employment agreement, which became effective January 1, 2005 provides for an increased base salary of $1,250,000. See “MANAGEMENT COMPENSATION — Employment, Change in Control and Severance Agreements.”
              The annual incentive award for Ms. Bern was to be determined based solely upon achievement of a pre-set corporate operating earnings goal, the target level of which required growth in corporate operating earnings. Charming Shoppes’ strong overall performance in fiscal 2005 included achievement of our maximum corporate operating earnings goal and therefore Ms. Bern received an annual incentive payment at the maximum level of $2,000,000.
              Ms. Bern’s prior employment agreement with Charming Shoppes provided for the annual grant of options to purchase a minimum of 200,000 shares of our Common Stock. We granted to Ms. Bern an option to purchase 600,000 shares on February 11, 2002 at an exercise price of $6.00, the closing price per share on the NASDAQ National Market on the date of grant. As discussed above, this option grant was made in satisfaction of annual option grants to purchase 200,000 shares in each of the 2003, 2004 and 2005 fiscal years, which were then required to be made under Ms. Bern’s then existing employment agreement with Charming Shoppes. A special award of 130,000 restricted shares was granted to Ms. Bern on May 13, 2004. This award was made to strengthen the alignment of Ms. Bern’s interests with those of shareholders, provide stronger linkage between pay and performance, and bring Ms. Bern’s long-term incentive opportunity for fiscal 2005 more in line with market levels. These restricted shares vest as to 33% of the restricted shares on each of the third and fourth anniversaries of the date of grant and as to the remaining 34% of the restricted shares on the fifth anniversary of the date of grant.
              In addition, an award of 215,000 shares was granted to Ms. Bern as required by her new employment agreement. These restricted shares vest in equal amounts on January 1, 2006, January 1,

2007 and January 1, 2008, respectively. As discussed above, the long-term incentives authorized under the new employment agreement, together with other principal components of the Chief Executive Officer’s compensation, are intended to position such compensation at target levels at the median level of compensation of Chief Executive Officers in a specified compensation peer group. For this purpose, the 215,000-share grant of restricted shares represents part of the Chief Executive Officer’s long-term compensation, with one-third of this grant treated as compensation in each of fiscal 2006, 2007 and 2008. The new employment agreement also provides for a grant of $2,500,000 of equity awards in each of fiscal 2006, 2007 and 2008 (but not more than 416,666 shares each year), with one-half of each grant to be time-vested restricted stock and one-half to be performance shares.
              An additional element of the Chief Executive Officer’s long-term compensation granted in fiscal 2005 is a cash opportunity, earnable at $500,000 for target level performance in fiscal 2005 and 2006, with 0% of the target award earnable for threshold performance and 200% of the target award earnable for maximum level performance with straight-line interpolation for the two-year average return on tangible assets on which the performance goal is based between threshold, target and maximum. A cash long-term incentive award opportunity based on return on tangible assets was granted to the Chief Executive Officer in each of the preceding two fiscal years. The award opportunity granted in fiscal 2003 provided for a payout based on performance in fiscal 2003, 2004 and 2005. However, the requisite threshold level of performance was not achieved in this period, so no amount became payable under this award at the end of fiscal 2005.
Deductibility of Compensation
              Section 162(m) of the Internal Revenue Code (“Section 162(m)”) subjects public companies to limits on the deductibility of certain executive compensation. It limits our deductions to $1 million per year for compensation paid to each person who is, as of the end of the fiscal year, the Chief Executive Officer or one of the four other most highly compensated officers listed in the Summary Compensation Table. Certain forms of compensation are exempt from this deductibility limit, one of which is qualifying “performance-based compensation.” In order to enhance our ability to structure compensation that will be tax deductible to Charming Shoppes, our shareholders approved the Incentive Plan at our 2003 Annual Meeting and the 2004 Plan at our 2004 Annual Meeting. Cash incentive awards made under the Incentive Plan to the Chief Executive Officer and the other highest compensated officers listed in the Summary Compensation Table should satisfy the exemption requirements for performance-based compensation under Section 162(m) and should be tax deductible by Charming Shoppes. Performance shares granted under the 2004 Plan likewise should qualify as fully deductible performance-based compensation under Section 162(m).

              The Committee recognizes that a portion of Ms. Bern’s compensation for fiscal 2005 does not qualify for deduction under Section 162(m). However, it has and will continue to consider ways to maximize the deductibility of executive compensation, including by offering opportunities to Ms. Bern to defer compensation until such time as its payment would not be subject to a loss of tax deductibility under Section 162(m). The Committee retains discretion to provide non-deductible compensation in circumstances in which it concludes that payment of such compensation serves to enhance our compensation program and therefore is in the best interests of Charming Shoppes and its shareholders.

The Compensation and Stock Option Committee:

Katherine M. Hudson (Chairperson)
William O. Albertini
Charles T. Hopkins
Kenneth S. Olshan

Stock Performance Chart
              The following graph shows a five-year comparison of cumulative total returns on our Common Stock, the Dow Jones U.S. Retailers — Apparel Index, and the Russell 2000 Composite Index. Our fiscal year ends on the Saturday nearest January 31 in each year. The dates plotted on the chart below correspond with the last trading day of each fiscal year.
              The chart above assumes $100 invested on January 29, 2000 in Charming Shoppes, Inc., the Dow Jones U.S. Retailers — Apparel Index, and the Russell 2000 Composite Index, and was plotted using the following data:

	1/29/00	2/3/01	2/2/02	2/1/03	1/31/04	1/29/05

Charming Shoppes, Inc.	$100	$102	$86	$52	$91	$124
Dow Jones U.S. Retailers — Apparel Index	100	116	101	87	117	141
Russell 2000 Composite Index	100	101	98	77	121	130
PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP
              The following table shows the beneficial ownership of our Common Stock of (1) each person or group we know to be a beneficial owner of more than five percent of our outstanding Common Stock, (2) each Director, (3) each named executive officer for fiscal 2005, and (4) all of our Directors and executive officers as a group. The number of shares beneficially owned is as of April 29, 2005, unless otherwise indicated, and all percentages are calculated based on the shares outstanding as of April 29, 2005. Unless otherwise indicated in the footnotes, each named person had sole voting and investment power over the shares shown as beneficially owned by that person and the address for each named person is c/o Charming Shoppes, Inc., 450 Winks Lane, Bensalem, Pennsylvania 19020.

	Shares of		Percentage of
	Common Stock		Common Stock
Name of Beneficial Owner	Beneficially Owned		Beneficially Owned

William O. Albertini	64,000	(1)	*
Joseph M. Baron	128,647	(2)	*
Dorrit J. Bern	1,248,966	(2)	1.0%
Joseph L. Castle, II	129,175	(1)	*
Yvonne M. Curl	21,583	(1)	*
Anthony A. DeSabato	379,835	(2)	*
Charles T. Hopkins	96,400	(1)	*
Katherine M. Hudson	83,793	(1)	*
Pamela S. Lewis	108,297	(1)	*
Kenneth S. Olshan	89,400	(1)	*
Alan Rosskamm	103,634	(1)	*
Eric M. Specter	529,997	(2)	*
Colin D. Stern	149,384	(2)	*
Citigroup, Inc.	15,118,868	(3)	12.6%
Dimensional Fund Advisors, Inc.	7,596,147	(4)	6.3%
First Pacific Advisors, Inc.	16,297,600	(5)	13.6%
Royce & Associates, LLC	6,198,000	(6)	5.2%
All Directors and Executive Officers as a group (17 persons)	3,580,208	(7)	3.0%

*	Does not exceed one percent of the outstanding class of Common Stock.

(1)	Includes shares as to which the Director holds options exercisable within 60 days in the following amounts: Mr. Albertini, 6,500 shares; Mr. Castle, 72,900 shares; Ms. Curl, 7,925 shares; Mr. Hopkins, 72,900 shares; Ms. Hudson, 52,900 shares; Dr. Lewis, 97,900 shares; Mr. Olshan, 72,900 shares; and Mr. Rosskamm, 72,900 shares. Includes 9,893 deferred shares held by Ms. Hudson and 3,000 restricted stock units held by each Director that are non-forfeitable or become non-forfeitable within 60 days. Includes shares of restricted stock subject to risk of forfeiture and restrictions on transferability in the following amounts: Mr. Albertini, 6,667 shares; and Ms. Curl, 10,000 shares.

(2)	Includes shares as to which the executive officer holds options exercisable within 60 days as follows: Mr. Baron, 0 shares; Ms. Bern, 360,000 shares; Mr. DeSabato, 273,800 shares; Mr. Specter, 407,557 shares; and Mr. Stern, 47,600 shares. Includes shares of restricted stock subject to risk of forfeiture and restrictions on transferability in the following amounts: Mr. Baron, 106,850 shares; Ms. Bern, 615,966 shares; Mr. DeSabato, 69,000 shares; Mr. Specter, 94,100 shares; and Mr. Stern, 81,012 shares. Includes 198,000 deferred shares held by Ms. Bern.

(3)	The source of this information is a Schedule 13G filed February 8, 2005 by Citigroup, Inc. (“Citigroup”) reporting beneficial ownership at December 31, 2004. The Schedule 13G reported that Citigroup, together with certain subsidiaries, had shared voting power and shared dispositive power over 15,118,868 shares. The address of Citigroup is 399 Park Avenue, New York, NY 10043.

(4)	The source of this information is a Schedule 13G filed February 9, 2005 by Dimensional Fund Advisors, Inc. (“Dimensional”) reporting beneficial ownership at December 31, 2004. The Schedule 13G reported that Dimensional had sole voting power and sole dispositive power over

7,596,147 shares of Common Stock. Dimensional is a registered investment advisor and the reported shares are owned by certain investment companies, trust and accounts for which Dimensional acts as investment advisor or investment manager. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(5)	The source of this information is a Schedule 13G filed February 9, 2005 by First Pacific Advisors, Inc. (“FPAI”) reporting beneficial ownership at December 31, 2004. The Schedule 13G reported that FPAI had shared voting power over 6,285,600 shares of Common Stock and shared dispositive power over 16,297,600 shares of Common Stock. The address of FPAI is 11400 W. Olympic Blvd., Suite 1200, Los Angeles, CA 90064.

(6)	The source of this information is a Schedule 13G filed January 24, 2005 by Royce & Associates, Inc. (“Royce”), a registered investment advisor, reporting beneficial ownership at December 31, 2004. The Schedule 13G reported that Royce had sole voting power and sole dispositive power over 6,198,000 shares of Common Stock. The address of Royce is 1414 Avenue of the Americas, New York, NY 10019.

(7)	Includes 1,784,782 shares as to which Directors and executive officers hold options exercisable within 60 days, 207,893 deferred shares, 21,000 restricted stock units that are non-forfeitable or become non-forfeitable within 60 days, and 1,159,945 shares of restricted stock subject to risk of forfeiture and restrictions on transferability.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
              During fiscal 2005, Katherine M. Hudson, William O. Albertini, Charles T. Hopkins and Kenneth S. Olshan served as members of the Compensation and Stock Option Committee.
RELATIONSHIP WITH AUDITORS
              The firm of Ernst & Young LLP served as our independent auditors for the fiscal year ended January 29, 2005. Representatives of the auditors are expected to be present at the Annual Meeting and available to make a statement, if they desire, and to answer appropriate questions.
              The Audit Committee has selected Ernst & Young LLP as the independent auditors of Charming Shoppes for our fiscal year 2006, currently in progress.
AUDIT COMMITTEE REPORT
              The Audit Committee of the Board of Directors has submitted the following report for inclusion in this Proxy Statement:
              Our role as the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to Charming Shoppes’ accounting and financial reporting processes, including its internal control over financial reporting. Specific responsibilities of the Committee are set forth in the Audit Committee Charter that has been approved by the Board of Directors. As stated in the Charter (a copy of which is attached to this Proxy Statement as Appendix B), management of Charming Shoppes is responsible for the preparation, presentation and integrity of financial statements and the accounting and financial reporting processes, including maintaining effective internal control over financial reporting. Charming Shoppes’ independent auditors, Ernst & Young LLP, are responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, reviewing the unaudited quarterly financial statements and auditing and expressing opinions on both management’s assessment of and the effectiveness of Charming Shoppes’ internal control over financial reporting. Our activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities.
              In this context, our Committee has met and held discussions with management, the internal auditors and the independent auditors (including private sessions with the independent auditors, the internal auditors and members of management) and independently as a Committee. Management represented to us that Charming Shoppes’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and our Committee has reviewed and discussed the audited financial statements for fiscal 2005 with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, our Committee reviewed and discussed with management, the internal auditors and independent auditors, both management’s assessment of and the effectiveness of Charming Shoppes’ internal control over financial reporting. We also specifically discussed with the independent auditors, Ernst & Young LLP, all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees).
              In addition, our Committee has discussed with the independent auditors the auditors’ independence from Charming Shoppes and its management, and we received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We have concluded that the independent auditors are independent from Charming Shoppes and its management. In reaching this conclusion, we also determined that the audit and permissible non-audit services provided to Charming Shoppes were compatible with maintaining the independent auditors’ independence.
              Our Committee discussed with Charming Shoppes’ internal and independent auditors the overall scope and plans for their respective audits. Our Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their audits, evaluations of the effectiveness of Charming Shoppes’ internal control over financial reporting, and the overall quality, reliability and integrity of Charming Shoppes’ accounting and financial reporting processes.
              In reliance on the review and discussions referred to above, our Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements and management’s report on internal control over financial reporting be included in Charming Shoppes’ Annual Report on Form 10-K for the fiscal year ended January 29, 2005 for filing with the SEC.
              The foregoing report is provided by the following independent Directors, who constitute the Audit Committee:

Charles T. Hopkins (Chairman)
Joseph L. Castle, II
Yvonne M. Curl
Katherine M. Hudson

AUDIT AND OTHER FEES
Audit and Other Fees for Past Two Fiscal Years
              The following table sets forth the aggregate fees billed to Charming Shoppes for services rendered by our principal independent auditors, Ernst & Young LLP, for the fiscal years ended January 29, 2005 and January 31, 2004:

	Fiscal 2005	Fiscal 2004

Audit fees(1)	$1,687,000	$944,000
Audit-related fees(2)	128,000	231,000
Tax fees(3)	274,000	236,000
All other fees	-0-	-0-

Total	$2,089,000	$1,411,000

(1)	Audit fees consist of the annual audit of Charming Shoppes’ consolidated financial statements, interim reviews of the quarterly consolidated financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits and financial audits of subsidiaries, services associated with SEC registration statements filed in connection with securities offerings (i.e., comfort letters and consents) ($20,000 and $32,000 in fiscal years 2005 and 2004, respectively) and financial accounting and reporting consultations. The fiscal year 2005 audit fees include the audits of the effectiveness of Charming Shoppes’ internal control over financial reporting and management’s assessment thereof, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees consist principally of audits of employee benefit plans, securitization-related services, and assurance and related services that are reasonably related to the performance of the audit or review of Charming Shoppes’ consolidated financial statements.

(3)	Tax fees consist principally of assistance with tax planning, federal and state tax audits, and tax return preparation and review ($15,000 and $51,000 in fiscal years 2005 and 2004, respectively).
Audit and Permissible Non-Audit Services Pre-Approval Policies and Procedures
              The Audit Committee has policies and procedures for pre-approval of all audit and permissible non-audit services provided by Ernst & Young LLP in order to assure that the provision of such services does not impair Ernst & Young LLP’s independence. Each pre-approval is detailed as to the particular service or category of service and includes estimated fees.
              The annual recurring audit and audit-related services and estimated fees are subject to specific pre-approval of the Audit Committee. In addition, the Audit Committee provides pre-approval of certain other audit and audit-related services and estimated fees. This provides the necessary flexibility and permits Charming Shoppes to consult with Ernst & Young LLP on routine audit and audit-related matters or enables Ernst & Young LLP to provide services that are reasonably related to the performance of the audit or review of Charming Shoppes’ consolidated financial statements.
              The Audit Committee provides pre-approval of certain tax assistance and advice, including estimated fees, thereby also providing the necessary flexibility and permitting Charming Shoppes to be able to consult with Ernst & Young LLP on routine tax matters.
              If circumstances arise during the year that require the engagement of Ernst & Young LLP for additional audit and audit related services not contemplated in the original pre-approvals, as well as other tax services and permissible non-audit services that are determined to be in the best interests of

Charming Shoppes and would not impair the independence of Ernst & Young LLP, then these services and estimated fees would require specific pre-approval by the Audit Committee.
              The Audit Committee has delegated to the Audit Committee Chairman, the authority to evaluate and approve services and estimated fees of Ernst & Young LLP on behalf of the Audit Committee in the event a need arises for pre-approval between Audit Committee meetings. If the Chairman approves any such services and estimated fees, they are reported to the Audit Committee at the next scheduled quarterly meeting. Additionally, the Audit Committee receives reports at its quarterly meetings regarding the extent of services provided by Ernst & Young LLP in accordance with the pre-approval policy and the fees for services performed to date.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
              SEC rules require our Directors, executive officers and holders of more than 10% of our outstanding Common Stock to file Forms 3, 4 and 5 reports disclosing information concerning their transactions in and beneficial ownership of our Common Stock. Based solely on a review of filed reports and the written representations of our Directors and executive officers that no other reports were required, we believe that all Section 16(a) filing requirements have been met during fiscal 2005.
PROPOSALS FOR 2006 ANNUAL MEETING
              Any proposals of shareholders that are intended to be presented at our 2006 Annual Meeting of Shareholders and included in our proxy materials for that Meeting must be received at our principal executive offices no later than January 23, 2006 and must comply with all other applicable legal requirements in order to be included in our Proxy Statement and Proxy Card for that Meeting. In addition, under the terms of our Bylaws, a shareholder who intends to present an item of business at the 2006 Annual Meeting of Shareholders, other than a proposal submitted for inclusion in our proxy materials, must provide notice of such business to Charming Shoppes after February 22, 2006 and on or before March 24, 2006 and must comply with all applicable requirements of our Bylaws. See also “CORPORATE GOVERNANCE AT CHARMING SHOPPES — Director Nominations.”
COST OF SOLICITATION
              The cost of solicitation of proxies will be borne by Charming Shoppes. In addition to the use of the mail, solicitations may be made by telephone and personal interviews by officers, Directors and regularly engaged employees of Charming Shoppes. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward this Proxy Statement to the beneficial owners of the shares held of record by such persons, and Charming Shoppes will reimburse them for their reasonable charges and expenses in this connection.
HOUSEHOLDING
              Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of Charming Shoppes’ Proxy Statement, Annual Report on Form 10-K for fiscal 2005 or 2004 Review may have been sent to multiple shareholders in your household. Charming Shoppes will promptly deliver a separate copy of any of these documents to you if you request one by writing as follows: Colin D. Stern, Corporate Secretary, Charming Shoppes, Inc., 450 Winks Lane, Bensalem, Pennsylvania 19020. If you would like to receive separate copies of the Annual Report, the 2004 Review and Proxy

Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact Charming Shoppes at the above address.
ADDITIONAL INFORMATION
              Copies of our 2004 Review and our Annual Report on Form 10-K for fiscal 2005, which contains financial statements audited by our independent auditors, accompany this Proxy Statement.
              A copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (including financial statements and schedules), as well as copies of our corporate governance materials, will be furnished without charge to a shareholder upon written request to: Colin D. Stern, Corporate Secretary, Charming Shoppes, Inc., 450 Winks Lane, Bensalem, Pennsylvania 19020.
              The Report of the Compensation and Stock Option Committee of the Board of Directors on Executive Compensation, the Stock Performance Chart and the Audit Committee Report included in this Proxy Statement shall not be deemed “soliciting material” or otherwise deemed “filed” and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Charming Shoppes specifically incorporates those portions of this Proxy Statement by reference therein.
              It is important that your shares be represented at the Meeting. If you are unable to be present in person, we respectfully request that you sign the enclosed Proxy Card and return it to us in the enclosed stamped and addressed envelope as promptly as possible.

By Order of the Board of Directors

COLIN D. STERN

Secretary
Bensalem, Pennsylvania
May 23, 2005

APPENDIX “A”

DUTIES OF THE LEAD INDEPENDENT DIRECTOR

1.	General. When the office of Chief Executive Officer is combined with the office of the Chairman of the Board, or if the Chairman of the Board is otherwise not independent, the Board will elect an independent Director to serve as Lead Independent Director for a three-year term to ensure the independence and proper functioning of the Board.

2.	Authority. The Lead Independent Director will have the following authority:

(a)	to call special meetings of the Board;
(b)	to call special meetings of any Committee of the Board;
(c)	in the absence of the Chairman of the Board, to preside at meetings of the Board;
(d)	to preside at all executive sessions of the non-management Directors;
(e)	in the absence of the Chairman of the Board, to preside at shareholder meetings;
(f)	upon consultation with each member of the Board, including the Chief Executive Officer, to provide direction regarding the meeting schedule, information to be sent to the Board and the agenda for the Board meetings, to assure that there is sufficient time for discussion of all agenda items;
(g)	to coordinate the work of each Board Committee with its Committee Chair, to consult with the chair of the Corporate Governance and Nominating Committee in that Committee’s conduct of a self-assessment of the members of each Committee each year, and its review of possible Committee membership changes;
(h)	at the Lead Independent Director’s election, to attend Committee meetings of any Committee on which he or she is not otherwise a member;
(i)	to confer with the Chief Executive Officer on a regular basis and to report to the members of the Board accordingly;
(j)	in conjunction with the Chairman of the Board and Chief Executive Officer, to ensure that the Board is appropriately reviewing and approving strategy and overseeing management’s progress relative to the strategy;
(k)	to serve as a sounding board for the Chairman of the Board and Chief Executive Officer relative to organizational development, succession planning and leadership development needs;
(l)	to oversee the distribution of information to Board members to assure adequate and timely reports;
(m)	to consult with the chair of the Corporate Governance and Nominating Committee in its annual review of the effectiveness of the Board and the contribution of each Board member;
(n)	to conduct with the Chair of the Compensation and Stock Option Committee, an annual review of the performance and compensation of the Chief Executive Officer and report to the Board accordingly;
(o)	to oversee succession planning with respect to the Chief Executive Officer and report to the Board accordingly;
(p)	to hire independent legal, financial or other advisors as he or she deems desirable or appropriate, without consulting or obtaining the approval of any officer of the Company in advance; and
(q)	to exercise such additional powers as may be conferred upon the office of Lead Independent Director by resolution of the Board or the Corporate Governance and Nominating Committee from time to time.

3.	Term. The Lead Independent Director shall serve for a three year term which shall be co-terminus with such person’s service for a three year term as director.

4.	Qualifications. In addition to such other requirements as may be set by the Corporate Governance and Nominating Committee, the Lead Independent Director should be an independent member of the Board, and should not have been a full-time employee or senior officer of the Company within the prior ten years.

5.	Compensation. The Corporate Governance and Nominating Committee will determine compensation for the Lead Independent Director, which should reflect the qualifications of the individual and the demands of the position under prevailing circumstances. Separate compensation as the Lead Independent Director should be competitive with similar positions at comparable size companies.

APPENDIX “B”

AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS CHARTER

1.	PURPOSE
The purposes of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities to the Company’s shareholders, the investment community and others and to oversee the accounting and financial reporting processes of the Company, including its internal control over financial reporting, and the audits of the Company’s financial statements and management’s assessment of and the effectiveness of the Company’s internal control over financial reporting. In furtherance of those oversight responsibilities, the Audit Committee’s primary duties and responsibilities are to:

(a)	Serve as an independent and objective party to monitor the quality, reliability and integrity of the Company’s accounting and financial reporting processes, including its internal control over financial reporting.

(b)	Monitor compliance with ethics policies, and legal and regulatory requirements.

(c)	Review and evaluate the qualifications, independence and performance of the Company’s independent auditors and internal auditors.

(d)	Pre-approve all audit and permissible non-audit services provided by the Company’s independent auditors.

(e)	Provide an open avenue of communication among and individually with the independent auditors, internal auditors, members of management and the Board of Directors, and take appropriate actions resulting from this interaction.
Consistent with these duties and responsibilities, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s accounting and financial reporting policies, procedures and practices at all levels.
The Audit Committee has the authority to retain and consult with, at the Company’s expense, outside legal, accounting, or other advisors or experts it deems necessary or appropriate in the performance of its duties and responsibilities. In addition, the Audit Committee has the authority to conduct any investigation it deems necessary in fulfilling its duties and responsibilities.

2.	COMPOSITION
The Audit Committee shall be comprised of three or more directors, each of whom shall be an independent non-executive director who is not an affiliated person of the Company, who does not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than in his or her capacity as a member of the Board of Directors or any of its committees and who is otherwise free from any relationship that the Board of Directors finds would interfere with the exercise of his or her independence from management and the Company, in each case, in accordance with the applicable independence requirements of the Securities and Exchange Commission (SEC) and the listing standards of the NASDAQ Marketplace Rules.

Each member of the Audit Committee shall be financially literate and able to read and understand the Company’s financial statements. In addition, at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. This member must also, in the judgment of the Board, fall within the SEC’s definition of an audit committee financial expert.
The members of the Audit Committee shall be elected by the Board of Directors at the annual meeting of the Board and shall serve until their successors shall be duly elected and qualified. The Chair of the Committee shall be elected by the Board of Directors.

3.	MEETINGS
The Audit Committee shall meet at least four (4) times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee shall meet in executive sessions at least annually with management, the Vice President of Business Assurance and Advisory Services (Internal Audit), the independent auditors, and independently as a Committee to discuss any matters that the Committee or any of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent auditors and management quarterly.

4.	RESPONSIBILITIES
The Audit Committee’s primary responsibility is one of oversight of the Company’s auditing, accounting and financial reporting processes, including its internal control over financial reporting, on behalf of the Company’s Board of Directors. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for designing, implementing and maintaining effective internal control over financial reporting. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, reviewing the Company’s unaudited quarterly financial statements and auditing and expressing opinions on both management’s assessment of and the effectiveness of the Company’s internal control over financial reporting. In addition, the Committee recognizes that financial management, the independent auditors, and the internal auditors have more time, knowledge and more detailed information on the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.
While the Audit Committee believes its policies and practices should remain flexible to best react to a changing environment, to fulfill its responsibilities the Audit Committee shall:

(a)	Financial Reporting Process

1.	Make regular reports to the Board of Directors and review and assess the adequacy of this Charter on an annual basis and recommend any proposed changes to the Board for approval. The Committee shall publish the Charter in accordance with the rules and regulations of the SEC and conduct an annual evaluation of the performance of the Committee in fulfilling its duties and responsibilities under this Charter.

2.	Prepare the Audit Committee report as required by the SEC, and publish this report in the Company’s annual Proxy Statement.

3.	Review with management, the independent auditors and internal auditors the annual and quarterly financial results prior to release of earnings.

4.	Review with management, the independent auditors and internal auditors the Company’s annual audited financial statements, including the clarity of financial and non-financial disclosures made in the Company’s financial statements, footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K, prior to filing and distribution. Such review shall include discussing with the independent auditors those matters required to be communicated under generally accepted auditing standards. Based on these reviews, the Audit Committee will advise the Board of Directors whether it recommends that the audited financial statements be included in the Annual Report on Form 10-K.

5.	Review with management, the independent auditors and internal auditors the Company’s unaudited quarterly financial statements, including the clarity of financial and non-financial disclosures made in the Company’s financial statements, footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s quarterly reports on Form 10-Q, prior to filing and distribution. Such review shall include discussing with the independent auditors those matters required to be communicated under generally accepted auditing standards. The Chair of the Committee may represent the Audit Committee for purposes of this review.

6.	Review with management, the independent auditors and the internal auditors, the quality, reliability and integrity of the Company’s accounting and financial reporting processes; the adequacy and effectiveness of internal control over financial reporting, including any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting; and significant changes in internal control over financial reporting that has materially affected or is reasonably likely to materially affect, the Company’s internal control over financial reporting; any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; management’s evaluation of the effectiveness of the Company’s disclosure controls and procedures; management’s assessment process and evaluation of the effectiveness of the Company’s internal control over financial reporting; the disclosures regarding controls and procedures required by the rules and regulations of the SEC to be contained in the Company’s periodic reports; and the certifications, attestations or reports relating to such disclosures.

7.	Review with management, the independent auditors and the internal auditors the Company’s critical accounting policies and practices; significant financial reporting issues and judgments and estimates made in connection with the preparation of the financial statements; the quality, not just the acceptability, of the accounting principles and underlying estimates used in the financial statements; major issues regarding accounting principles and financial statement presentations, including any changes in the Company’s selection or application of accounting principles; the effects of alternative treatments under generally accepted accounting principles on the financial statements that have been discussed with management and other material communications between the independent auditors and management, such as any unadjusted differences and accounting adjustments that were noted or proposed by the independent auditors but were passed (as immaterial or otherwise).

8.	Discuss the nature of any unusual or significant commitments or contingent liabilities and the Company’s policies with respect to risk assessment and risk management, including major financial risk exposures and the steps management has taken to monitor and control such exposures.

9.	Discuss generally with management the Company’s earnings press releases prior to issuance, as well as financial and statistical information and earnings guidance provided to analysts, and rating agencies and others from time to time.

         (b)           Independent Auditors

1.	Be directly responsible for the appointment, retention, compensation (at the Company’s expense), oversight and evaluation of the work of the Company’s independent auditors (including the resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent auditors shall report directly to the Audit Committee. The evaluation by the Committee should include the review and evaluation of the lead partner of the independent auditors and take into account the opinions of management and the Company’s personnel responsible for internal audit.

2.	Pre-approve all audit and permissible non-audit services to be performed by the independent auditors; or delegate the authority to pre-approve such non-audit services to one or more members of the Audit Committee, who shall report any decision to pre-approve any such service to the full Committee at its regularly scheduled meetings.

3.	Be responsible for assuring its receipt from the independent auditors of a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1, and for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for taking appropriate action to oversee the independence of the outside auditors.

4.	Obtain and review, at least annually, a report by the independent auditors describing the independent auditors internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

5.	Review with the independent auditors and determine that the independent auditor has a process in place to address the rotation of the lead audit partner and other audit partners serving the account as required by the SEC independence rules.

6.	Review with the independent auditors the scope, fees and nature of the prospective audit and related audit plan and significant changes thereto, as well as the extent of reliance upon management and coordination with the internal auditors.

7.	Discuss with the independent auditors any issues reviewed with the auditor’s national office regarding auditing or accounting issues identified during the engagement.

8.	Review with the independent auditors any audit problems or difficulties encountered during the course of the audit work, including any restrictions on the scope of the independent auditors’ activities or access to requested information, and any significant disagreements with management, including management’s response to such matters; and any findings and recommendations the independent auditors may have, together with management’s responses and action plans, relating to the internal controls and accounting policies and practices of the Company.

9.	Establish clear hiring policies for employees or former employees of the independent auditors.
         (c)           Internal Auditors

1.	Review the appointment and replacement of and evaluate the Vice President of Business Assurance and Advisory Services (Internal Audit) (who shall report directly to the Audit Committee); and review any issues that arise regarding the performance of the Company’s internal auditors.

2.	Discuss with management, the independent auditors and the Vice President of Business Assurance and Advisory Services (Internal Audit), the organization of internal audit, the adequacy of its resources and the competence and performance of internal audit personnel.

3.	Review with the internal auditors the audit risk assessment process, annual internal audit plan and activities and significant changes thereto, as well as the coordination between the internal auditors and the Company’s independent auditors.

4.	Review with the internal auditors any audit problems or difficulties encountered during the course of internal audits, including any restrictions on the scope of the internal auditors’ activities or access to requested information, and any significant disagreements with management, including management’s response to such matters; and any significant findings and recommendations resulting from internal audits, together with management’s responses and action plans.
         (d)           Ethical and Legal Compliance

1.	Review management’s monitoring of compliance with the Company’s Business Ethics and Standards of Conduct Policy and legal and regulatory requirements and review and investigate any matters, including those pertaining to the integrity of management, including conflicts of interest or adherence to standards of business conduct, as required by the compliance policy. The Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

2.	Review and approve related-party transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404.

3.	Review with management, Company’s counsel and other experts, as applicable, any legal or regulatory matter that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

4.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

5.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Audit Committee or the Board of Directors deem necessary or appropriate.

CHARMING SHOPPES, INC.

Proxy for Annual Meeting of Shareholders

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Dorrit J. Bern and Joseph L. Castle, II, and each of them, Proxies of the undersigned, with full power of substitution, to vote and act as designated on the reverse side with respect to all shares of Common Stock of Charming Shoppes, Inc. (the “Company”) which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Shareholders of the Company to be held on Thursday, June 23, 2005 and at any adjournments thereof.

UNLESS OTHERWISE INDICATED ON THE REVERSE SIDE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR, AS SET FORTH IN THE PROXY STATEMENT.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

CHARMING SHOPPES, INC.

Thursday, June 23, 2005
10:00 a.m. Central Time
Catherines Offices of Charming Shoppes, Inc.
3742 Lamar Avenue
Memphis, TN 38118

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWO NOMINEES PROPOSED FOR ELECTION AS DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF CLASS C DIRECTORS:

NOMINEES:
☐	FOR ALL NOMINEES	Dorrit J. Bern Alan Rosskamm
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Meeting.

The undersigned acknowledges receipt of the Annual Report on Form 10-K, the 2004 Review, the Notice of Annual Meeting of Shareholders and the Proxy Statement, and revokes all previously granted Proxies.

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.